Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS THIRD QUARTER RESULTS

COMPANY UPDATES FOURTH QUARTER AND FULL YEAR GUIDANCE

Columbus, Ohio – December 3, 2010 – Big Lots, Inc. (NYSE: BIG) today reported net income of $17.7 million, or $0.23 per diluted share, and income from continuing operations of $17.7 million, or $0.23  per diluted share, for the third quarter of fiscal 2010 ended October 30, 2010.  This compares to net income of $30.3 million, or $0.37 per diluted share, for the third quarter of fiscal 2009, which included a net gain on sale of real estate of $8.2 million, or $0.10 per diluted share.  Excluding the net gain on sale of real estate, adjusted (non-GAAP) income from continuing operations for the third quarter of fiscal 2009 totaled $22.1 million, or $0.27 per diluted share.

For the year to date period ended October 30, 2010, net income was $112.5 million, or $1.41 per dilute share, and income from continuing operations totaled $112.5 million, or $1.41 per diluted share.  This compares to net income of $95.0 million, or $1.15 per diluted share, for the same period of fiscal 2009.  Excluding the gain on real estate recognized in the third quarter of fiscal 2009, adjusted (non-GAAP) income from continuing operations totaled $87.0 million, or $1.05 per diluted share, for the same period of fiscal 2009.  Results include both continuing operations and discontinued operations.  Discontinued operations activity was minimal for both the third quarter and year-to-date results of fiscal 2010 and fiscal 2009 and is discussed later in this release.

THIRD QUARTER HIGHLIGHTS

•	Income from continuing operations of $0.23 per diluted share versus income from continuing operations (on an adjusted non-GAAP basis) of $0.27 per diluted share last year
•	Comparable stores sales increased 0.7%
•	Opened 28 new stores in third quarter, 27 new stores in early November, and achieved new store opening target of 80 stores for fiscal 2010
•	Invested $108 million to repurchase 3.5 million shares

Continuing Operations

Net sales for the third quarter of fiscal 2010 increased 2.0% to $1,055.8 million, compared to $1,035.3 million for the same period in fiscal 2009.  Comparable store sales for stores open at least two years at the beginning of the fiscal year increased 0.7% for the quarter.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Operating profit for the third quarter of fiscal 2010 was $26.9 million compared to third quarter of fiscal 2009 operating profit (on an adjusted non-GAAP basis) of $34.6 million.  Gross margin dollars increased year over year in the third quarter as a result of our increase in sales and improvement in the gross margin rate.  Investments made to open new stores, refresh existing stores, and prepare our business for the all-important holiday season along with softer third quarter sales results caused our expenses to grow at a faster rate than sales.  We believe this is isolated to the third quarter as our forecast for the fourth quarter and fiscal 2010 anticipate expense growth at a slower rate than sales.

For the third quarter of fiscal 2010, net interest expense was $0.7 million compared to net interest expense of $0.5 million last year.  The effective income tax rate for the third quarter of fiscal 2010 was 32.3% compared to last year’s rate of 35.2% on an adjusted (non-GAAP) basis with the decrease in rate primarily due to associate hiring credits offered in certain jurisdictions.

Inventory and Cash Management

Inventory ended the third quarter of fiscal 2010 at $1,006 million compared to $918 million last year, or an increase of 6% per store when considering stores open at the end of the third quarter, as well as inventory on hand at the end of the quarter related to new stores opened in early November.  The majority of the increase per store is viewed as timing related and was specifically focused on early receipts of import merchandise to avoid potential disruptions due to a limited number of available containers.  We expect to exit the fourth quarter of fiscal 2010 with inventory levels similar or slightly up to last year on a per store basis.

We ended the third quarter of fiscal 2010 with $51 million of Cash and Cash Equivalents and $129 million of borrowings under our credit facility compared to $46 million of Cash and Cash Equivalents and $1 million of borrowings under our credit facility as of the end of the third quarter of fiscal 2009.  The $128 million increase in borrowings was attributable to $342 million of share repurchase activity during fiscal 2010 along with inventory growth at the end of the third quarter, partially offset by cash generated by operations over the last 12 months.

Share Repurchase Activity

As a reminder, on March 2, 2010, our Board of Directors authorized the repurchase of $400 million of company stock (“March 2010 Repurchase Program”).  On March 10, 2010, we utilized $150 million of the authorization to execute an Accelerated Share Repurchase (ASR) transaction which reduced our common shares outstanding by 3.6 million.  The total number of shares repurchased under the ASR will be based upon the volume weighted average price of our stock over a predetermined period and will not be known until that period ends and a final settlement occurs; however, if the contract period would have ended October 30, 2010 (end of third fiscal quarter), the final settlement would have increased by 0.8 million shares bringing the total amount of shares repurchased under the ASR to 4.4 million shares.  The terms of the ASR restrict us from declaring a dividend prior to completion, which is scheduled to be no later than January 26, 2011.

During the third quarter of fiscal 2010, we invested $108 million to opportunistically repurchase 3.5 million shares at an average price of $31.15, bringing the total number of shares repurchased (excluding ASR) to 6.0 million shares at an average price of $32.16.  On a year to date basis, including the ASR activity, we have repurchased 9.6 million shares, or approximately 12% of the shares outstanding at the beginning of Fiscal 2010.  We have $58 million remaining under our $400 million March 2010 Repurchase Program.  The remaining amount will be utilized to repurchase shares in the open market and/or in privately negotiated transactions at our discretion, subject to market conditions and other factors.  Common shares acquired through the repurchase program will be available to meet obligations under equity compensation plans and for general corporate purposes.  The repurchase program will continue until exhausted.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Discontinued Operations

As discussed in our Form 10-K filed with the SEC on March 30, 2010, activity related to KB Toys, our former division, as well as the operating results and costs associated with 130 Big Lots stores closed in January 2006 are classified as discontinued operations.  Net loss from discontinued operations for the third quarter of fiscal 2010 totaled $0.1 million compared to a net income from discontinued operations of $0.1 million for the third quarter of fiscal 2009.  On a year to date basis, the net loss from discontinued operations as of the end of the third quarter of fiscal 2010 totaled $0.1 million compared to a net loss of $0.2 million in the prior year.

2010 OUTLOOK

•
Updates guidance for fourth quarter of fiscal 2010 income from continuing operations to $1.36 to $1.42 per diluted share compared to adjusted (non-GAAP) income from continuing operations of $1.31 per diluted share last year

•
Updates guidance for fiscal 2010 income from continuing operations to $2.75 to $2.81 per diluted share … a 16% to 19% increase compared to adjusted (non-GAAP) income from continuing operations of $2.37 per diluted share last year

•	Updates 2010 guidance for $200 million of Cash Flow (defined as operating activities less investing activities)

Based on third quarter results, recent trends in our business, and share repurchase activity to date, we updated expectations for the balance of the year.  We now anticipate income from continuing operations for the fourth quarter of fiscal 2010 to be in the range of $1.36 to $1.42 per diluted share.  This EPS guidance is based on total sales growth of 4% to 6% and comparable store sales in the range of flat to +2%.  Assuming this level of earnings for the fourth quarter of fiscal 2010, we now anticipate fiscal 2010 income from continuing operations of $2.75 to $2.81 per diluted share and an operating profit rate in the range of 7.1% to 7.3%.

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. Eastern Time to discuss our financial results for the third quarter and provide commentary on our outlook for fiscal 2010.  We invite you to listen to the webcast of the conference call through the Investor Relations section of our website (www.biglots.com).

If you are unable to join the live webcast, an archive of the call will be available through the Investor Relations section of our website (www.biglots.com) beginning two hours after the call ends and will remain available through midnight on Friday, December 17. A replay of the call will be available beginning December 3 at 12:00 noon (Eastern Time) through December 17 at midnight by dialing: 1.888.203.1112 (United States and Canada) or 1.719.457.0820 (International). The PIN number is 5069847.

Big Lots is the nation’s largest broadline closeout retailer.  As of the end of the third quarter of fiscal 2010 (October 30, 2010), we operated 1,389 BIG LOTS stores in 48 states. Our website is located at www.biglots.com.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, the current economic and credit crisis, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	OCTOBER 30	OCTOBER 31
	2010	2009
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$50,780	$45,907
Inventories	1,006,385	918,205
Deferred income taxes	57,872	47,433
Other current assets	84,806	80,043
Total current assets	1,199,843	1,091,588

Property and equipment - net	527,244	497,923

Deferred income taxes	17,340	37,880
Other assets	36,762	27,111

	$1,781,189	$1,654,502

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$469,896	$423,520
Property, payroll and other taxes	79,717	74,485
Accrued operating expenses	58,841	52,225
Insurance reserves	37,853	40,620
KB bankruptcy lease obligation	3,671	3,680
Accrued salaries and wages	41,097	39,902
Income taxes payable	960	1,191
Total current liabilities	692,035	635,623

Long-term bank obligations under bank credit facility	128,500	1,000

Deferred rent	42,630	32,299
Insurance reserves	45,779	45,240
Unrecognized tax benefits	18,015	26,430
Other liabilities	24,322	30,946

Shareholders' equity	829,908	882,964
	$1,781,189	$1,654,502

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	OCTOBER 30, 2010		OCTOBER 31, 2009
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,055,830	100.0	$1,035,269	100.0

Gross margin	428,107	40.5	417,991	40.4

Selling and administrative expenses	381,620	36.1	365,194	35.3

Depreciation expense	19,584	1.9	18,184	1.8

Gain on sale of real estate	0	0.0	(12,964)	(1.3)

Operating profit	26,903	2.5	47,577	4.6

Interest expense	(756)	(0.1)	(507)	(0.0)

Interest and investment income	51	0.0	14	0.0

Income from continuing operations before income taxes	26,198	2.5	47,084	4.5

Income tax expense	8,453	0.8	16,828	1.6

Income from continuing operations	17,745	1.7	30,256	2.9

(Loss) income from discontinued operations, net of tax (benefit) expense of ($33) and $48, respectively	(51)	(0.0)	73	0.0

Net income	$17,694	1.7	$30,329	2.9

Earnings per common share - basic (a)
Continuing operations	$0.24		$0.37
Discontinued operations	0.00		0.00
Net income	$0.23		$0.37

Earnings per common share - diluted (a)
Continuing operations	$0.23		$0.37
Discontinued operations	0.00		0.00
Net income	$0.23		$0.37

Weighted average common shares outstanding
Basic	75,481		81,674
Dilutive effect of share-based awards	888		1,059
Diluted	76,369		82,733

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39 WEEKS ENDED		39 WEEKS ENDED
	OCTOBER 30, 2010		OCTOBER 31, 2009
		%		%
	(Unaudited)		(Unaudited)

Net sales	$3,433,301	100.0	$3,263,492	100.0

Gross margin	1,392,487	40.6	1,314,554	40.3

Selling and administrative expenses	1,154,774	33.6	1,115,657	34.2

Depreciation expense	57,532	1.7	56,348	1.7

Gain on sale of real estate	0	0.0	(12,964)	(0.4)

Operating profit	180,181	5.2	155,513	4.8

Interest expense	(1,765)	(0.1)	(1,334)	(0.0)

Interest and investment income	571	0.0	39	0.0

Income from continuing operations before income taxes	178,987	5.2	154,218	4.7

Income tax expense	66,465	1.9	59,036	1.8

Income from continuing operations	112,522	3.3	95,182	2.9

Loss from discontinued operations, net of tax benefit of $34 and $115, respectively	(53)	(0.0)	(179)	(0.0)

Net income	$112,469	3.3	$95,003	2.9

Earnings per common share - basic (a)
Continuing operations	$1.43		$1.17
Discontinued operations	0.00		0.00
Net income	$1.43		$1.16

Earnings per common share - diluted (a)
Continuing operations	$1.41		$1.15
Discontinued operations	0.00		0.00
Net income	$1.41		$1.15

Weighted average common shares outstanding
Basic	78,627		81,568
Dilutive effect of share-based awards	975		924
Diluted	79,602		82,492

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

The following tables reconcile operating profit, operating profit rate, income tax expense, effective income tax rate, income from continuing operations, net income, diluted earnings per share from continuing operations, and diluted earnings per share for the third quarter of 2009, year-to-date 2009, the fourth quarter of 2009, the full year of fiscal 2009, and fiscal 2010 guidance (GAAP financial measures) to adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share (non-GAAP financial measures).

Third quarter of 2009 - Thirteen weeks ended October 31, 2009

	As reported	Adjustment to exclude gain on sale of real estate	As Adjusted (non-GAAP)
Operating profit	$47,577	$(12,964)	$34,613
Operating profit rate	4.6%	-1.3%	3.3%
Income tax expense	16,828	(4,801)	12,027
Effective income tax rate	35.7%	-0.5%	35.2%
Income from continuing operations	30,256	(8,163)	22,093
Net income	30,329	(8,163)	22,166
Diluted earnings per share from continuing operations	$0.37	$(0.10)	$0.27
Diluted earnings per share	$0.37	$(0.10)	$0.27

Year-to-Date 2009 - Thirty-nine weeks ended October 31, 2009

	As reported	Adjustment to exclude gain on sale of real estate	As Adjusted (non-GAAP)
Operating profit	$155,513	$(12,964)	$142,549
Operating profit rate	4.8%	-0.4%	4.4%
Income tax expense	59,036	(4,801)	54,235
Effective income tax rate	38.3%	0.1%	38.4%
Income from continuing operations	95,182	(8,163)	87,019
Net income	95,003	(8,163)	86,840
Diluted earnings per share from continuing operations	$1.15	$(0.10)	$1.05
Diluted earnings per share	$1.15	$(0.10)	$1.05

	52 WEEKS ENDED		13 WEEKS ENDED
	JANUARY 29, 2011	JANUARY 30, 2010	JANUARY 29, 2011	JANUARY 30, 2010
	(Guidance)	(Actual)	(Guidance)	(Actual)
Diluted earnings per share from continuing operations on a GAAP basis (as reported)	$2.75 - $2.81	$2.44	$1.36 - $1.42	$1.28

Deduct: Gain on sale of real estate, net of tax benefit	-	(0.10)	-	-

Add Back: Legal settlement agreement, net of tax expense	-	0.03	-	0.03

Diluted earnings per share from continuing operations on an adjusted, non-GAAP basis	$2.75 - $2.81	$2.37	$1.36 - $1.42	$1.31

The adjusted operating profit, adjusted operating profit rate, adjusted income tax expense, adjusted effective income tax rate, adjusted income from continuing operations, adjusted net income, adjusted diluted earnings per share from continuing operations, and adjusted diluted earnings per share are “non-GAAP financial measures” as that term is defined by Rule 101 of Regulation G (17 CFR Part 244) and Item 10 of Regulation S-K (17 CFR Part 229). These non-GAAP financial measures exclude from the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) a pretax gain on the sale of real estate of $12,964 ($8,163, net of tax) and a pretax expense for a legal settlement  agreement of $4,000 ($2,420, net of tax).

Our management believes that the disclosure of these non-GAAP financial measures provides useful information to investors because the non-GAAP financial measures present an alternative and appropriate method for measuring our operating performance, excluding certain items included in the most directly comparable GAAP financial measures.  Our management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating our operating performance.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED

	October 30, 2010	October 31, 2009
	(Unaudited)	(Unaudited)

Net cash used in operating activities	$(101,456)	$(31,262)

Net cash used in investing activities	(40,811)	(22,483)

Net cash provided by financing activities	22,336	1,377

Decrease in cash and cash equivalents	(119,931)	(52,368)
Cash and cash equivalents:
Beginning of period	170,711	98,275
End of period	$50,780	$45,907

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)

	39 WEEKS ENDED	39 WEEKS ENDED

	October 30, 2010	October 31, 2009
	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$36,216	$139,938

Net cash used in investing activities	(91,114)	(61,140)

Net cash used in financing activities	(178,055)	(67,664)

(Decrease) increase in cash and cash equivalents	(232,953)	11,134
Cash and cash equivalents:
Beginning of period	283,733	34,773
End of period	$50,780	$45,907